EXHIBIT 99

PRESS RELEASE DATED APRIL 24, 2013

Company Contact:

William R. Jacobs

Chief Financial Officer

Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces

FIRST quarter 2013 Results, and Special AND Quarterly DIVIDENDS notable items include:

•	special dividend of $0.25 per common share DECLARED IN ADDITION TO QUARTERLY DIVIDEND of $0.06 per common share
•	Net interest income increaseS 10.9% over the comparable quarter of 2012, driven by higher levels of interest earning assets
•	multifamily loan Production Remains Strong with balances increasing $19.1 million from December 31, 2012
•	Asset quality continues to improve
o	NonPerforming Assets as a Percentage of total assets Decreased to 1.01%
o	NONPERFORMING loans decreased 21.8% from the december 31, 2012 levels
•	Capital remains strong at 26.2% of total assets

woodbridge, New Jersey, APRIL 24, 2013.…Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.09 for the quarter ended March 31, 2013, the same as reported for the same quarter of 2012.  Prior year earnings per share amounts have been restated to reflect the completion of our second-step conversion at a conversion ratio of 1.4029 to 1.

John W. Alexander, Chairman and Chief Executive Officer of Northfield commented, “During the quarter, we completed our conversion to a fully public company.  With the resultant increase in earning assets from our capital raise, we were able to increase our net interest income notwithstanding continued pressures on our net interest margin.  We continue to work diligently to change the mix of assets on the balance sheet and increase our loans outstanding.  For the period, multifamily loans increased $19.1 million.  This coupled with an increase in non-interest bearing deposits of $7.5 million helped us reduce the rate of decline in our net interest margin.  As with most banks, we will continue to experience declining yields on our assets as rates on both new and refinanced loans continued to decline as have rates on investment securities, thus continuing to place pressure on our net interest margin prospectively.”

Mr. Alexander continued, “I am excited to report that, as previously disclosed in the offering prospectus from our recently completed stock offering, the company sought and has received approval to pay a one-time, special dividend of $0.25 per common share.  In addition to declaring the special dividend, the Board of Directors also has declared a regular quarterly cash dividend of $0.06 per common share.  Both the special and quarterly dividends will be payable on May 22, 2013, to stockholders of record as of May 8, 2013.”

Financial Condition

Total assets increased $30.4 million, or 1.1%, to $2.84 billion at March 31, 2013, from $2.81 billion at December 31, 2012.  The increase was primarily attributable to increases in securities available-for-sale of $61.1 million, net loans held-for-investment of $11.1 million and other assets of $27.8 million, offset by a decrease in cash and cash equivalents of $62.8 million.

Total loans held for investment, net increased $11.0 million to $1.25 billion at March 31, 2012, as compared to $1.24 billion at December 31, 2012.

Originated loans held-for-investment, net, totaled $1.09 billion at March 31, 2013, as compared to $1.07 billion at December 31, 2012.  The increase was primarily due to an increase in multifamily real estate loans, which increased $19.1 million, or 3.1%, to $629.2 million at March 31, 2013, from $610.1 million at December 31, 2012.  Currently, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.  The following table details our multifamily originations for the three months ended March 31, 2013 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	(F)ixed or (V)ariable	Months to Next Rate Change or Maturity for Fixed Rate Loans	Amortization Term
$ 24,829	3.76%	65%	V	120	25 to 30 Years
8,288	3.55%	67%	V	84	30 Years
10,421	3.65%	56%	V	60	20 to 30 Years
8,117	4.02%	46%	F	180	15 Years
1,770	4.39%	44%	F	120	10 Years
$ 53,425	3.77%	60%

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $71.4 million at March 31, 2013, as compared to $75.3 million at December 31, 2012.  The Company accreted interest income of $1.5 million for the quarter ended March 31, 2013.

The Company’s securities available-for-sale portfolio totaled $1.34 billion at March 31, 2013, compared to $1.28 billion at December 31, 2012.  At March 31, 2013, $1.15 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost of $6.7 million and an estimated fair value of $6.9 million at March 31, 2013.  In addition to the above mortgage-backed securities, the Company held $112.0 million in corporate bonds which were all rated investment grade at March 31, 2013, $55.5 million of bonds issued by Federal Home Loan Bank system and $14.4 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $43.3 million at March 31, 2013, as compared to $103.4 million at December 31, 2012.  The decrease is primarily attributable to the purchase of securities available-for-sale and funding of loan growth.

Total liabilities decreased $298.7 million, or 12.5%, to $2.10 billion at March 31, 2013, from $2.40 billion at December 31, 2012.  The decrease was primarily attributable to decreases in deposits of $332.3 million and borrowings of $19.6 million, partially offset by an increase in other liabilities of $50.7 million.

The decrease in deposits for the quarter ended March 31, 2013 from December 31, 2012, excluding the deposits related to the second-step conversion of $289.6 million, was $42.8 million, or 2.56%, related to decreases of $51.4 million in certificates of deposit accounts and $10.0 million in money market accounts, partially offset by increases of $8.3 million in transaction accounts and $10.3 million in savings accounts.

Borrowings decreased by $19.6 million, or 4.7%, to $399.5 million at March 31, 2013, from $419.1 million at December 31, 2012.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2013	$ 53,000	3.91%
2014	66,500	2.90%
2015	114,500	2.63%
2016	108,910	2.18%
2017	50,003	1.41%
2018	2,000	3.39%
	$ 394,913	2.57%

Total stockholders’ equity increased by $329.1 million to $744.0 million at March 31, 2013, from $414.9 million at December 31, 2012.  This increase was primarily attributable to net income of $4.8 million for the quarter ended March 31, 2013, a $330.1 million increase related to the stock conversion net proceeds, and $1.4 million increase related to stock award and option plans.  These increases were partially offset by a $3.9 million decrease in accumulated other comprehensive income and dividend payments of approximately $3.3 million.

Asset Quality

The following table details total non-performing assets, non-performing loans, troubled debt restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days at March 31, 2013 and December 31, 2012.

	March 31,	December 31,
	2013	2012
Non-accruing loans:
Held-for-investment	$ 10,191	$ 10,348
Held-for-sale	-	5,325
Non-accruing loans subject to restructuring agreements:
Held-for-investment	16,289	19,152
Held-for-sale	-	122
Total non-accruing loans	26,480	34,947
Loans 90 days or more past due and still accruing:
Held-for-investment	1,469	621
Total non-performing loans	27,949	35,568
Other real estate owned	870	870
Total non-performing assets	$ 28,819	$ 36,438

Non-performing loans to total loans	2.23%	2.85%

Non-performing assets to total assets	1.01%	1.30%

Loans subject to restructuring agreements and still accruing	$ 25,891	$ 25,697

Accruing loans 30 to 89 days delinquent	$ 20,589	$ 14,780

Total Non-accruing Loans

Total non-accruing loans decreased $8.5 million to $26.5 million at March 31, 2013, from $35.0 million at December 31, 2012.  This decrease for the quarter was primarily attributable to $5.4 million of loans held-for-sale being sold, $697,000 of pay-offs and principal pay-downs, $96,000 of charge-offs, and the sale of $2.9 million of loans held-for-investment.  The above decreases in non-accruing loans during the quarter ended March 31, 2013, were partially offset by $690,000 of loans being placed on non-accrual status and advances of $15,000.

Delinquency Status of Total Non-accruing Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist.  Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on non-accrual status.

The following tables detail the delinquency status of non-accruing loans (held-for-investment and held-for-sale) at March 31, 2013, and December 31, 2012 (dollars in thousands).  All delinquent loans in the following two tables are classified as held-for-investment, with the exception of $5.4 million of loans held-for-sale at December 31, 2012.

	March 31, 2013
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$ 9,930	$ 6,095	$ 2,629	$ 18,654
One-to-four family residential	233	644	2,253	3,130
Construction and land	2,085	-	-	2,085
Multifamily	-	-	279	279
Home equity and lines of credit	106	-	1,491	1,597
Commercial and industrial loans	449	182	104	735
Total non-accruing loans	$ 12,803	$ 6,921	$ 6,756	$ 26,480

	December 31, 2012
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$ 15,646	$ 442	$ 6,337	$ 22,425
One-to-four family residential	356	649	5,328	6,333
Construction and land	2,070	-	-	2,070
Multifamily	-	-	1,169	1,169
Home equity and lines of credit	107	-	1,587	1,694
Commercial and industrial loans	532	-	724	1,256
Total non-accruing loans	$ 18,711	$ 1,091	$ 15,145	$ 34,947

Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $16.3 million and $19.3 million at March 31, 2013, and December 31, 2012, respectively.  At March 31, 2013, $6.1 million, or 37.5% of the $16.3 million were not performing in accordance with their restructured terms, as compared to $3.3 million, or 17.0%, at December 31, 2012.  One relationship accounts for $4.8 million, or 78.3%, of the $6.1 million of loans not performing in accordance with their restructured terms at March 31, 2013. The relationship is made of up of several loans totaling $8.1 million.  The business and collateral are located in New Jersey. The real estate collateral consists of a first mortgage on a manufacturing facility and subordinated mortgages on other real estate. The manufacturing facility was appraised for $8.0 million in November 2012. Because of the nature of the collateral, the appraiser relied on the cost and sales approaches to value. The other collateral includes a subordinated mortgage on the primary residence of one of the principals that was appraised for $1.7 million in November 2012 and is subordinate to a first mortgage of less than $400,000. The loans are personally guaranteed by the principals.

The Company also holds loans subject to restructuring agreements that are on accrual status, which totaled $25.9 million and $25.7 million at March 31, 2013 and December 31, 2012, respectively.  At March 31, 2013, $19.8 million, or 76.5% of the $25.9 million were performing in accordance with their restructured terms, as compared to $25.7 million, or 100%, at December 31, 2012.    The entire $6.1 million balance not performing in accordance with their restructured terms at March 31, 2013 is related to one relationship which is included in the proceeding tables related to troubled debt restructured loans and

30-89 day delinquent loans under the heading of commercial real estate loans. The business and collateral are located in New Jersey. The real estate collateral consists of a first mortgage on a hotel and catering hall which was appraised for $9.5 million in March 2013.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of March 31, 2013 and December 31, 2012 (dollars in thousands).

	At March 31, 2013		At December 31, 2012
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$ 13,066	$ 21,321	$ 16,046	$ 21,785
One-to-four family residential	489	978	612	569
Construction and land	2,085	-	2,070	-
Multifamily	-	2,132	-	2,041
Home equity and lines of credit	96	352	96	356
Commercial and industrial	553	1,108	451	946
Total	$ 16,289	$ 25,891	$ 19,275	$ 25,697

Not performing in accordance with restructured terms	37.54%	23.53%	17.04%	0.00%

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $848,000 to $1.5 million at March 31, 2013, from $621,000 at December 31, 2012, and primarily consist of residential loans.  Loans 90 days or more past due and still accruing at March 31, 2013, are considered well-secured and in the process of collection.

Other real estate owned was $870,000 at both March 31, 2013 and December 31, 2012, respectively.

Delinquency Status of Accruing Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at March 31, 2013 totaled $20.6 million, an increase of $5.8 million from the December 31, 2012, balance of $14.8 million.  The following tables set forth delinquencies for accruing loans by type and by amount at March 31, 2013, and December 31, 2012 (dollars in thousands).

	March 31, 2013	December 31, 2012
Real estate loans:
Commercial	$ 8,247	$ 4,736
One-to-four family residential	7,241	5,584
Construction and land	611	159
Multifamily	2,742	2,731
Home equity and lines of credit	247	44
Commercial and industrial loans	1,467	1,467
Other loans	34	59
Total delinquent accruing loans	$ 20,589	$ 14,780

The increase of $5.8 million in loans 30 to 89 days delinquent and on accrual status is primarily attributed to one $6.1 million relationship, as discussed above, and acquired loans of $2.2 million, partially offset by payments to bring loans current.

PCI Loans (Held-for-Investment)

At March 31, 2013, based on recorded contractual principal, 8.9% of PCI loans were past due 30 to 89 days, and 12.5% were past due 90 days or more, as compared to 5.4% and 11.6%, respectively, at December 31, 2012.

Results of Operations

Comparison of Operating Results for the Three Months Ended March 31, 2013 and 2012

Net income was $4.8 million and $4.9 million for the quarters ended March 31, 2013, and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $1.8 million increase in net interest income, a $338,000 decrease in the provision for loan losses, a $719,000 decrease in non-interest income, a $1.7 million increase in non-interest expense, and a $109,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2013, increased $1.8 million, or 10.9%, as the $280.3 million increase in our net interest-earning assets more than offset the 13 basis point decrease in our net interest margin to 2.91%.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $177.2 million, mortgage-backed securities of $190.9 million and in deposits in financial institutions of $27.6 million, partially offset by a decrease in other securities of $17.9 million.  The March 31, 2013, quarter included loan prepayment income of $490,000 compared to $188,000 for the quarter ended March 31, 2012.  Rates paid on interest-bearing liabilities decreased 28 basis points to 1.00% for the current quarter as compared to 1.28% for the prior year comparable period.  This was offset by a 44 basis point decrease in yields earned on interest earning assets to 3.65% for the current quarter ended March 31, 2013, as compared to 4.09% for the comparable quarter in 2012.

The provision for loan losses decreased $338,000, or 55.0%, to $277,000 for the quarter ended March 31, 2013 from $615,000 for the quarter ended March 31, 2012.  The decrease in the provision for loan losses was due primarily to a decrease in originated loan growth, excluding the sale of premium finance loans. Loans grew $16.6 million for the quarter ended March 31, 2013, as compared to $26.8 million during the quarter ended March 31, 2012, as well as a decrease in non-performing loans during the quarter ended March 31, 2013.  During the quarter ended March 31, 2013, the Company recorded net charge-offs of $385,000 compared to net charge-offs of $351,000 for the quarter ended March 31, 2012.

Non-interest income decreased $719,000, or 18.1%, to $3.3 million for the quarter ended March 31, 2013 from $4.0 million for the quarter ended March 31, 2012.  This decrease was primarily a result of a $324,000 decrease in gain on securities transactions, net, and a $278,000 decrease in other income. Securities gains in the first quarter of 2013 included $243,000 related to the Company’s trading portfolio, while the first quarter of 2012 included securities gains of $396,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $1.7 million, or 13.6%, for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012.  This is due primarily to a $625,000 increase in compensation and employee benefits which is related to increased staff due to branch openings, the Flatbush Federal Bancorp, Inc. merger (the Merger), and to a lesser extent salary adjustments effective January 1, 2013, partially offset by a decrease of $153,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there is a $437,000 increase in occupancy expense primarily related to new branches, the Merger, and the renovation of existing branches, a $513,000 increase in data processing fees as a result of data conversion charges related to the Merger, and a $164,000 increase in other expenses partially offset by an $112,000 decrease in professional fees.

The Company recorded income tax expense of $2.6 million for the quarter ended March 31, 2013 compared to $2.7 million for the quarter ended March 31, 2012.  The effective tax rate for the quarter ended March 31, 2013 was 35.1%, as compared to 35.3% for the quarter ended March 31, 2012.

Comparison of Operating Results for the Three Months Ended March 31, 2013, and December 31, 2012

Net income was $4.8 million and $3.2 million for the quarters ended March 31, 2013, and December 31, 2012, respectively.  Significant variances from the comparable period are as follows: an $807,000 increase in net interest income, a $1.6 million decrease in the provision for loan losses, a $1.8 million increase in non-interest income, a $1.8 million increase in non-interest expense, and an $800,000 increase in income tax expense.

Net interest income for the quarter ended March 31, 2013, increased $807,000, or 4.5%, as the $249.9 million increase in our net interest-earning assets more than offset the five basis point decrease in our net interest margin to 2.91%.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $56.2 million, mortgage-

backed securities of $97.7 million, other securities of $17.6 million, and deposits in financial institutions of $33.0 million.  The March 31, 2013, quarter included loan prepayment income of $490,000 compared to $559,000 for the quarter ended December 31, 2012.  Rates paid on interest-bearing liabilities decreased nine basis points to 1.00% for the current quarter as compared to 1.09% for the comparable period.  This was offset by a 20 basis point decrease in yields earned on interest earning assets to 3.65% for the current quarter ended March 31, 2013, as compared to 3.85% for the fourth quarter in 2012.

The provision for loan losses decreased $1.6 million, or 85.2%, to $277,000 for the quarter ended March 31, 2013 from $1.9 million for the quarter ended December 31, 2012.  The decrease in the provision for loan losses was due primarily to a decrease in net charge-offs, from $2.5 million for the quarter ended December 31, 2012 to $385,000 for the quarter ended March 31, 2013, and a decrease in non-performing loans during the quarter ended March 31, 2013.

Non-interest income increased $1.8 million, or 121.3%, to $3.3 million for the quarter ended March 31, 2013 from $1.5 million for the quarter ended December 31, 2012.  This increase was primarily a result of a $1.8 million increase in gain on securities transactions, net. Securities gains in the first quarter of 2013 included $243,000 related to the Company’s trading portfolio, while the fourth quarter of 2012 included securities losses of $72,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $1.8 million, or 14.7%, for the quarter ended March 31, 2013 compared to the quarter ended December 31, 2012, due primarily to a $697,000 increase in compensation and employee benefits, of which $315,000 was related which is related  to the Company’s deferred compensation plan which is described above and had no effect on net income,  increases in payroll taxes, and to a lesser extent salary adjustments effective January 1, 2013,  a $440,000 increase in occupancy expense primarily related to increased rents related to the Merger, a full quarter of amortization of leasehold improvements for branch opened in December of 2012, and cost incurred for snow removal, and a $686,000 increase in data processing fees as a result of data conversion charges related to the Merger.

The Company recorded income tax expense of $2.6 million for the quarter ended March 31, 2013 compared to $1.8 million for the quarter ended December 31, 2012.  The effective tax rate for the quarter ended March 31, 2013 was 35.1%, as compared to 35.5% for the quarter ended December 31, 2012.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At	At
	March 31, 2013	December 31, 2012
	(unaudited)
Selected Financial Condition Data:
Total assets	$ 2,843,630	$ 2,813,201
Cash and cash equivalents	65,919	128,761
Trading securities	5,161	4,677
Securities available-for-sale, at estimated fair value	1,336,772	1,275,631
Securities held-to-maturity	-	2,220
Loans held-for-sale	-	5,447
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	71,406	75,349
Loans acquired	97,038	101,433
Originated loans, net	1,085,526	1,066,200
Total loans held-for-investment, net	1,253,970	1,242,982
Allowance for loan losses	(26,316)	(26,424)
Net loans held-for-investment	1,227,654	1,216,558
Non-performing loans:
Held-for-investment(2)	27,949	30,121
Held-for-sale(2)	-	5,447
Total non-performing loans	27,949	35,568

Other real estate owned	870	870
Bank owned life insurance	93,614	93,042
Federal Home Loan Bank of New York stock, at cost	11,679	12,550

Borrowed funds	399,504	419,122
Deposits	1,624,554	1,956,860
Total liabilities	2,099,602	2,398,328
Total stockholders’ equity	$ 744,028	$ 414,873

Total shares outstanding	58,202,819	41,486,819

Tangible book value per share (10)	$ 12.49	NM

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Selected Operating Data:
Interest income	$ 23,516	$ 22,739	$ 23,350
Interest expense	4,751	5,814	5,392
Net interest income before provision for loan losses	18,765	16,925	17,958
Provision for loan losses	277	615	1,875
Net interest income after provision for loan losses	18,488	16,310	16,083
Non-interest income:
Non-interest income	3,256	3,975	1,471
Non-interest expense	14,366	12,642	12,527
Income before income tax expense	7,378	7,643	5,027
Income tax expense	2,586	2,695	1,786
Net income	$ 4,792	$ 4,948	$ 3,241

Basic earnings per share (3)	$ 0.09	$ 0.09	$ 0.06
Diluted earnings per share (3)	$ 0.09	$ 0.09	$ 0.06

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three Months Ended
	March 31,				December 31,
	2013		2012		2012
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.69%		0.84%		0.50%
Return on equity (ratio of net income to average equity)	2.94		5.18		3.16
Average equity to average total assets	23.52		16.15		15.78
Interest rate spread	2.65		2.81		2.76
Net interest margin	2.91		3.04		2.96
Efficiency ratio(5)	65.24		60.49		64.48
Non-interest expense to average total assets	2.07		2.14		1.93
Average interest-earning assets to average interest-bearing liabilities	136.28		122.82		122.70
Asset Quality Ratios:
Non-performing assets to total assets	1.01		1.77		1.30
Non-performing loans to total loans (6)	2.23		3.85		2.85
Originated non-performing loans to originated loans (7)	2.50		4.19		2.98
Allowance for loan losses to originated non-performing loans held-for-investment (8)	97.13		67.62		87.73
Allowance for loan losses to total loans held-for-investment, net (9)	2.10		2.60		2.13
Allowance for loan losses to originated loans held-for-investment, net (7)	2.42		2.83		2.48
Annualized net charge-offs to total average loans	0.13		0.13		0.85
Provision for loan losses as a multiple of net charge-offs	0.72	x	1.75	x	0.74	x

(1)  Primarily acquired from the Federal Deposit Insurance Corporation.

(2)  Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)  Basic net income per common share is calculated based on 54,908,035 and 54,218,701 average shares outstanding for the three months ended March 31, 2013, and March 31, 2012, respectively.  Diluted earnings per share is calculated based on 55,786,537 and 54,913,604 average shares outstanding for the three months ended March 31, 2013 and March 31, 2012, respectively.  Basic net income per common share is calculated based on 55,133,655 average shares outstanding for the three months ended December 31, 2012.    Diluted earnings per share is calculated based on 56,072,356 average shares outstanding for the three months ended December 31, 2012.  The share amounts have been restated as a result of the completion of the second-step conversion at a ratio of 1.4029 to 1.

(4)  Annualized when appropriate.

(5)  The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)  Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)  Excludes PCI and acquired loans held-for-investment.

(8)  Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(9)  Includes PCI and acquired loans held-for-investment.

(10) Represents total stockholders’ equity less goodwill and other intangibles divided by shares outstanding. Tangible book value per share is not meaningful for the period prior to completion of the second step conversion on January 24, 2013.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Quarter Ended
	March 31, 2013			December 31, 2012			March 31, 2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,239,140	$ 16,487	5.40%	$ 1,182,946	$ 16,327	5.49%	$ 1,061,927	$ 15,150	5.74%
Mortgage-backed securities	1,176,998	6,392	2.20	1,079,291	6,373	2.35	986,110	6,776	2.76
Other securities	110,261	441	1.62	92,672	486	2.09	128,171	653	2.05
Federal Home Loan Bank of New York stock	11,895	156	5.32	13,596	156	4.56	12,703	142	4.50
Interest-earning deposits in financial institutions	75,668	40	0.21	42,713	8	0.07	48,035	18	0.15
Total interest-earning assets	2,613,962	23,516	3.65	2,411,218	23,350	3.85	2,236,946	22,739	4.09
Non-interest-earning assets	194,041			174,435			144,237
Total assets	$ 2,808,003			$ 2,585,653			$ 2,381,183

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 1,055,590	$ 887	0.34	$ 1,012,941	$ 1,119	0.44	$ 862,812	$ 1,096	0.51
Certificates of deposit	457,821	1,251	1.11	489,003	1,286	1.05	476,282	1,428	1.21
Total interest-bearing deposits	1,513,411	2,138	0.57	1,501,944	2,405	0.64	1,339,094	2,524	0.76
Borrowed funds	404,638	2,613	2.62	463,254	2,987	2.57	482,238	3,290	2.74
Total interest-bearing liabilities	1,918,049	4,751	1.00	1,965,198	5,392	1.09	1,821,332	5,814	1.28
Non-interest bearing deposit accounts	204,854			193,217			160,233
Accrued expenses and other liabilities	24,543			19,094			15,145
Total liabilities	2,147,446			2,177,509			1,996,710
Stockholders' equity	660,557			408,144			384,473
Total liabilities and stockholders' equity	$ 2,808,003			$ 2,585,653			$ 2,381,183

Net interest income		$ 18,765			$ 17,958			$ 16,925
Net interest rate spread (2)			2.64%			2.76%			2.81%
Net interest-earning assets (3)	$ 695,913			$ 446,020			$ 415,614
Net interest margin (4)			2.91%			2.96%			3.04%
Average interest-earning assets to
interest-bearing liabilities			136.28%			122.70%			122.82%

(1)	Average yields and rates are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.